EXHIBIT 99.1

Company Contact	Investor Relations
John L. Higgins	Bruce Voss or Ina McGuinness
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	bvoss@lhai.com

Connetics to Complete $61 Million Private Placement

PALO ALTO, Calif. (February 12, 2004) — Connetics Corporation (Nasdaq NM: CNCT) announced today that it has entered into definitive agreements with independent accredited institutional investors relating to a private placement of 3.0 million shares of Common Stock of the Company at a price of $20.25 per share for aggregate gross proceeds of approximately $60.8 million. Connetics intends to use the net proceeds of approximately $56.7 million to partially pay for the recently announced pending acquisition of Soriatane® - brand acitretin, and for general corporate purposes, including working capital.

The shares of Common Stock have not been registered under the Securities Act of 1933 or any state securities laws. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and any state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

This press release contains forward-looking statements regarding the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the purchase agreement. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A 2 filed on December 2, 2003, and the Form 10-Q for the quarter ended September 30, 2003.

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